PROSPECTUS

UNITED MORTGAGE TRUST
DIVIDEND REINVESTMENT PLAN
and
SHARE REPURCHASE PLAN

This document supplements, and should be read in conjunction with, the Prospectus of United Mortgage Trust dated October 16, 2006. The purpose of this Supplement is to provide combined information regarding our Dividend Reinvestment Plan and our Share Repurchase Plan.

Through this prospectus, we are offering to existing holders of our shares of beneficial interest participation in our Dividend Reinvestment Plan (which we also sometimes refer to as the "Plan") and in our Share Repurchase Plan (which we also sometimes refer to as the "SRP"). The Plan provides investors with a convenient way to build their investment in our company by investing cash dividends in additional shares. In addition, the SRP provides limited liquidity for our shareholders with respect to shares owned by them.

IF YOU ARE ALREADY A PARTICIPANT IN THE PLAN, YOU DO NOT NEED TO TAKE ANY FURTHER ACTION. YOU WILL BE BOUND BY THE REVISED PLAN PROVISIONS CONTAINED IN THIS PROSPECTUS.

PLAN HIGHLIGHTS

You may elect to have the cash dividends you receive reinvested in additional shares at a price of $20 per share.

You will not be charged a commission or other fee in connection with purchases under the Plan.

Participation in the Plan is voluntary. You can end your participation in the Plan at any time without any penalty.

You may elect to participate in the Plan by completing the enrollment form at the back of this prospectus and submitting it to us. Participation in the Plan will begin with the next dividend after receipt of your written notice. We may amend or terminate the Plan for any reason at any time upon 30 days' written notice to participants. Your participation in the Plan will also be terminated to the extent that a reinvestment of your dividends in our shares would cause the percentage ownership limitation contained in our Declaration of Trust to be exceeded.

The Plan has a number of restrictions and conditions and an investment in our shares involves certain risks. Therefore, you should read this prospectus and the documents incorporated by reference in this prospectus carefully.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES ISSUED UNDER THE PLAN OR HAVE DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is December 13, 2006.

Forward-Looking Statements

This prospectus contains or incorporates by reference certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a "safe harbor" for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Forward looking statements are likely to address such matters as our business strategy, future operating results, future sources of funding for mortgage loans brokered by us, future economic conditions and litigation against us. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About United Mortgage Trust

United Mortgage Trust (which we refer to in this prospectus as "we,", "us", "our" and the "Company") is a Maryland real estate investment trust formed on July 12, 1996. We acquire mortgage investments from several sources, including from affiliates of our Advisor. The amount of mortgage investments to be acquired from such sources depends upon the mortgage investments that are available from them or from other sources at the time we have funds to invest. We believe that all mortgage investments purchased from affiliates of the Advisor are at prices no higher than those that would be paid to unaffiliated third parties for mortgages with comparable terms, rates, credit risks and seasoning.

We invest exclusively in: (1) loans of 12 months or less in term, made to investors, for the construction, purchase, renovation, and sale of single-family homes (we refer to those investments as "interim mortgages"); and (2) secured loans under a line of credit to United Development Funding, L.P. and United Development Funding II, L.P., both of which are Nevada limited partnerships and affiliates of our Advisor ( we refer in this prospectus to both entities collectively as "UDF"). UDF (a) originates and acquires loans for the acquisition and development of single-family home lots, (we refer to those loans as "land development loans"), and (b) enters into participation agreements with single-family home residential real estate developers under which UDF receives a portion of the gain, if any, upon the sale of lots to home builders (we refer to those participation agreements as "equity participations"). We purchase both of the types of investments described above (other than the line of credit to UDF) and loan funds to operating companies that originate such investments and pledge them to us as collateral. As a result, references to the loans in our portfolio include both loans purchased by us and loans in which we have a security interest.

Our shares are not listed for trading on any national securities exchange or over-the-counter market and therefore presently there is no public market for our shares.

About Our Dividend Reinvestment Plan

Administrator

The Plan is administered by Continental Stock Transfer and Trust Company ("Plan Administrator"). If you have any questions about the Plan, please contact us at: United Mortgage Trust, 1702 N Collins Blvd, Suite 100, Richardson Texas 75080, Attn.: Lauren Dyess; telephone: (800) 955- 7917 x 160; email: ldyess@umth.com.

Enrollment

If you own our shares, you may participate in the Plan by completing and submitting the enrollment form at the back of this prospectus.

IF YOU ARE ALREADY A PARTICIPANT IN THE PLAN, YOU DO NOT NEED TO TAKE ANY FURTHER ACTION.

Reinvestment of Dividends

You may elect to have all or a stated amount of shares enrolled in the Plan to purchase additional shares.

Purchase Price of Shares

The purchase price of shares under the Plan is $20 per share. We have based this price on our estimate of their current market value. There is no trading market in our shares that would allow you separately to determine their value.

Brokerage Commissions

You will not be charged a brokerage commission, service fee or other charge in connection with your purchases.

Limit on Share Ownership

For us to continue to qualify as a REIT under the Internal Revenue Code, not more than 50% of our outstanding shares may be owned by five or fewer individuals during the last half of the year, and the shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In order to prevent five or fewer individuals from acquiring more than 50% of our outstanding shares, and our resulting failure to qualify as a REIT, we will limit purchases of shares under the Plan.

Fractional Shares

Your dividends may be reinvested in whole or partial shares (computed to four decimal places) depending upon the amount of each dividend reinvestment.

Termination of Your Participation in the Plan

You may terminate your participation in the Plan at any time by writing to us. There is no penalty for termination of participation.

Tax Considerations

You will incur a tax liability on dividends that are reinvested to the same extent as if you received the cash. Please see the more detailed discussion under the answer to Question 13 in this prospectus.

Amendment or Termination of the Plan

Our Trustees may amend or terminate the Plan at any time upon 30 days' written notice to you.

Resale of Shares

There is no established public market for our shares, so you may not be able to resell your shares except through our Share Repurchase Plan. That Plan has a number of limitations and restrictions and is subject to modification or termination at any time.

DESCRIPTION OF THE PLAN

The United Mortgage Trust Amended and Restated Dividend Reinvestment Plan consists entirely of the questions and answers appearing below. The Amended and Restated Plan ("Plan") was adopted by our Trustees on June 13, 2006.

1.Q: What is the purpose of the Plan?

A: The Plan is intended to provide our existing shareholders with a simple and efficient way to build their investment in our company by reinvesting their dividends in additional purchases of our shares. In addition, the Plan provides us with additional invested funds that we may use to purchase additional mortgage investments or to use for operating expenses and working capital.

2.Q: Who is eligible to participate in the Plan?

A: You may participate in the Plan if you qualify as either of the following:

- you are a "record owner," meaning a person who owns shares in his or her name, or - you are a "beneficial owner," meaning a person who owns shares in a name other than his or her name (for example, in the name of a broker, bank or other nominee).

Record owners may participate in the Plan directly. If you are not a record owner, you must either become a record owner by having your shares transferred into your own name, or you must make arrangements with your broker, bank or other nominee to participate in the Plan on your behalf. Most major brokers, banks and other nominees will make such arrangements on your request. See Question 4 for a discussion of the Plan's enrollment procedure.

We may terminate, by written notice, at any time, your participation in the Plan if your participation would or could be in violation of the restrictions contained in our Declaration of Trust. Those restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, "Excess Shares," meaning ownership of shares in excess of 9.8% of our outstanding shares. The meanings given to the terms "group" and "beneficial ownership" may cause a person who individually owns less than 9.8% of the shares outstanding to be deemed to be holding shares in excess of that limitation.

In the event that at any time you obtain Excess Shares, the following procedures will apply. Excess Shares shall be deemed to have been offered for sale to us for a period of 120 days from the date of (i) the transfer that created the Excess Shares, if we had actual knowledge of the transfer, or (ii) if we do not know of the transfer, the determination by the Trustees that a transfer creating Excess Shares has taken place. The price for such Excess Shares shall be their fair market value as of the date of either (i) or (ii) above. After we give notice of our intention to purchase the Excess Shares, those shares shall have no further rights (beyond the right of the shareholder to receive payment therefore). In the event we determine not to purchase the Excess Shares, those shares shall have no further rights until they are held by a shareholder owning 9.8% or less of our outstanding shares.

3.Q: What are the advantages and disadvantages of participation in the Plan?

A: ADVANTAGES OF THE PLAN INCLUDE:

Automatic investment of dividends without the payment of any brokerage commissions or service charges.

Choice of full reinvestment or partial reinvestment based on a specified dollar or percentage amount.

The ability to obtain fractional shares, as well as full shares, allowing the entire dividend to be reinvested.

Share dividends are automatically reinvested in additional shares.

Share certificates are held for you or, at your option, sent to you.

Regular statements showing the reinvestment of dividends made in your account.

You may discontinue your participation at any time.

DISADVANTAGES OF THE PLAN INCLUDE:

No interest paid on dividends held pending investment.

Taxation on dividends that are reinvested even though no cash paid to the participant.

We have the right to suspend or terminate the Plan at any time upon notice to you or if required to comply with legal or regulatory requirements applicable to us.

The same risks associated with the ownership of our shares of beneficial interest will apply to additional shares purchased through the Plan.

4.Q: How can I participate in the Plan?

A: IF YOU ARE ALREADY A PARTICIPANT IN THE PLAN, YOU NEED DO NOTHING. We will continue to reinvest your dividends in accordance with the instructions you have previously given to us and you will be governed by the plan provisions that are contained in this prospectus.

If you are not presently a participant and wish to participate, please follow these instructions:

Record Owners

Please complete the enrollment form at the back of this prospectus and return it to us at:

United Mortgage Trust
1702 N Collins Blvd.
Suite 100
Richardson Texas 75080
Attn: Shareholder Relations

You may also obtain additional enrollment forms at any time by writing to us at the above address or by calling us at: (800) 955-7917 x160.

Beneficial Owners

Please instruct your bank, broker or other nominee to make arrangements to participate in the Plan on your behalf. Most such nominees will make such arrangements by contacting the securities depository holding your shares and then the securities depository will provide us with the information necessary to permit participation in the Plan.

Alternatively, you can transfer shares back into your own name and then follow the procedure above for Record Owners.

5.Q: What are my choices for participation in the Plan?

A: By indicating your preference in the appropriate location on the enrollment form, you may elect to

Enroll all of your shares in the Plan, or

Enroll a specific number of your shares in the Plan.

In each case, we will reinvest the amount of dividends you have specified together with the dividends on the additional shares you purchase through the Plan, in our shares at a price of $20 per share, until you discontinue your participation in the Plan or until we suspend or terminate the Plan. If you prefer that the dividends on the additional shares you purchase through the Plan be paid to you in cash, please so notify us in writing.

You may change your investment options at any time by completing a new enrollment form and sending it to us.

IF YOU DO NOT SPECIFY ON YOUR ENROLLMENT FORM THE AMOUNT OF YOUR DIVIDEND THAT YOU WANT REINVESTED, WE WILL ASSUME THAT YOU WANT US TO REINVEST YOUR ENTIRE DIVIDEND.

6.Q: When can I begin my participation in the Plan?

A: At any time. We will begin reinvesting your dividends in the Plan starting with the first dividend after we have received and processed your enrollment form. We will process your enrollment forms immediately however if we receive them after the 15th of the month. Your first scheduled reinvestment will occur at the end of the following month.

7.Q: What is the price of the shares purchased through the Plan?

A: $20 per share. There is no established trading market for our shares. Our Trustees have established the $20 price based on their business judgment regarding the value of the shares with reference to our book value, our operations to date and general market and economic conditions. We may change the selling price at our discretion. The selling price of $20 may not be indicative of the value at which the shares would trade if listed on an organized exchange or the amount a shareholder would received if we liquidated or dissolved.

If we list our shares on a national stock exchange or include them for quotation on a national market system, we will, at our option, either purchase shares for you under the Plan on the exchange or market at the prevailing market price on the record date for dividend or issue the shares to you directly from our authorized but unissued shares. We cannot assure that the price we pay for the shares will be the lowest possible price available.

8.Q: How many shares will I receive for my reinvested dividends?

A: We will take the amount of the dividend that you have specified and will divide it by $20 to determine the number of shares that will be registered on your behalf. We will issue partial or "fractional" shares, computed to four decimal places, so that the full amount of the dividend specified will be invested.

If at any time reinvestment would cause you to acquire Excess Shares, we will suspend your participation in the Plan. See Question 2 above for more information about Excess Shares.

9.Q: When will shares be purchased under the Plan?

A: We will purchase shares for you under the Plan on the record date for the dividend used to purchase the shares. We pay dividends monthly.

10.Q: Will I receive share certificates?

A: No. We will hold shares purchased for you. No certificates will be issued to you for shares in the Plan unless you submit a written request to us or until participation in the Plan is terminated. At any time, you may request that we send you a certificate for some or all of the whole shares credited to your account. You should mail such request to us at the address set forth in the answer to Question 4. Any remaining whole shares and any fractions of shares will remain credited to your Plan account. We will not issue certificates for fractional shares.

11.Q: Will I have to pay any commissions or other costs?

A: No. You will not be charged a brokerage commission, service fee or other charge in connection with your purchases.

12.Q: What kind of information will I receive about my purchases under the Plan?

A: Continental Stock Transfer & Trust Company will send a monthly statement to the shareholder of record. Beneficial owners will receive a copy of that statement sent by our shareholder relations department.

13:Q: What are the tax consequences to me from my participation in the Plan?

A: Dividends we pay to our shareholders are taxable to shareholders who are not tax-exempt entities as ordinary income to the extent of our current or accumulated earnings and profits. Those dividends will not be eligible for the maximum federal income tax rate of 15% that is generally available for dividends paid by corporations that are not qualified as a REIT. Dividends we pay which we designate as capital gains dividends will be taxed as long-term capital gains to taxable shareholders to the extent that they do not exceed our actual net capital gain for the taxable year. Dividends paid to corporate shareholder will not be eligible for the corporate dividends-received deduction for federal income tax purposes.

Dividends we pay to shareholders which are not designated as capital gains dividends and which are in excess of our current or accumulated earnings and profits are treated as a return of capital to the shareholders and reduce the tax basis of a shareholder's shares (but not below zero). Any such dividend in excess of the tax basis is taxable to any such shareholder that is not a tax-exempt entity as a gain realized from the sale of the shares.

The initial tax basis of shares purchased under the Plan will equal the amount treated as a dividend. The holding period of acquired shares generally begins on the day after the dividend payment date and the holding period of whole shares resulting from the purchase of two or more fractional shares on different dividend payment dates normally will be split between the holding periods of the fractional components comprising the whole share.

The foregoing tax consequences will be applicable to the dividends that are reinvested for you under the Plan even though you will not receive any cash.

Based on various assumptions and factual representations that we have made regarding our operations, in the opinion of Butzel Long, our counsel, commencing with our taxable year ended December 31, 1997, we have been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code")and, we believe, our method of operating will continue to enable us to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operations. Our counsel will not review our operations, and we cannot give any assurance that actual operations will meet these requirements. The opinion of our counsel is based upon existing law, U.S. Department of Treasury regulations, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively. The opinion of our counsel is not binding on the IRS or any court.

The above discussion is intended only as a general discussion of the current federal income tax consequences of participating in the Plan. It does not address all potentially relevant federal income tax matters and we have not requested a ruling from the Internal Revenue Service regarding the Plan. Since each shareholder's financial situation is different, you should consult your individual tax advisor concerning any tax questions you may have about Plan participation.

14.Q: Can I terminate my participation in the Plan?

A: Yes. You may terminate your participation in the Plan at any time by sending us a written notice. If we receive your notice after a dividend record date, the termination will become effective after the dividend is paid and we will apply that dividend to your Plan account.

Following termination of your participation we will send you a certificate or certificates evidencing your ownership of the shares in your Plan account that have not been previously certificated.

15.Q: Can the Plan be amended or terminated?

A: Yes. Our Trustees (by a majority vote, including a majority of our Independent Trustees) may amend, suspend or terminate the Plan for any reason, by providing 30 days' written notice (or less if required to comply with legal or regulatory requirements applicable to us) to all participants. If the Plan is terminated, we will send certificates for shares not previously delivered to you.

16.Q: How will shares purchased under the Plan be voted?

A: We will vote shares in your Plan account as you direct. As a shareholder, you receive a proxy card in connection with any annual or special meeting of shareholders. This proxy will apply to all shares registered in your name, including all shares credited to your Plan account.

If you do not provide us with instructions on a properly signed and returned proxy card when voting on discretionary items, we will vote all of your shares--those registered in your name, if any, and those credited to your account under the Plan--in accordance with the recommendations of our Trustees. If the proxy card is not returned or is returned unsigned, your shares may be voted only if you or a duly appointed representative votes in person at the meeting.

17.Q. How are you offering participation in the Plan?

A. We are offering Plan participation directly. We are not utilizing the services of broker dealers to assist us and will not pay any commissions on reinvestments under the Plan.

18.Q: What law governs the Plan?

A: Maryland state law governs the terms and conditions of the Plan, the enrollment form, account statements and all other aspects of the Plan.

19.Q: What will United Mortgage Trust do with the proceeds it receives from purchases of shares through the Plan?

A: We intend to use the net proceeds from the sale of shares under the Plan for general company purposes including the purchase of additional mortgage investments or to fund operating or capital expenses. We do not have any way to estimate the number of shares that will be sold through the Plan.

20.Q: What are the responsibilities of United Mortgage Trust under the Plan?

A: We will not be liable for any act done in good faith, or for any good faith omission to act including without limitation, for any claims of liability:

-- for failure to terminate your Plan account upon your death prior to receipt of written notice of such death; or

-- relating to the time and prices at which shares are purchased or sold for your Plan account.

Notwithstanding the foregoing, nothing contained in the Plan limits our liability under the federal securities laws.

21.Q: What if I have other questions about the Plan?

A: You should feel free to direct any other questions you have about the Plan to us at the address or telephone number listed under Question 4.

About our Share Repurchase Plan

Our Share Repurchase Program (SRP) may provide you with limited interim liquidity with respect to your shares of United Mortgage Trust. Subject to certain restrictions and limitations, the SRP may enable you to sell shares back to us in accordance with the procedures described herein.

The SRP works as follows:

Q: Who is eligible?

A. Any shareholder who has held the shares for at least one year.

Q. When can I request shares to be repurchased?

A. At any time.

Q. How can I make a request to have my shares repurchased?

A. You must send us a letter specifying the number of shares you wish to have repurchased together with the share certificate or certificates for at least that number of shares. Your share certificate must be properly endorsed, including any signature guarantee that we may request. All shares to be repurchased will be repurchased within 30 days (following the end of the calendar quarter) after receipt by the Company.

Q. Are there limits on the number of shares that will be repurchased?

A. Yes. In any consecutive twelve-month period, we will repurchase from all shareholders in the aggregate an amount not exceed the greater of a) 5% of the outstanding shares at the beginning of the twelve month period or, b) the net proceeds of our Dividend Reinvestment Plan. Purchases will be on a "first come, first served" basis.

Therefore, in the event that more shares are presented for repurchase under (1) or (2) above, each shareholder presenting shares for repurchase will have their pro-rata portion of shares presented repurchased. Also, we may decline to make any share repurchases during any period of time that we believe that we are in possession of material, non-public information about the Company or if we believe that the repurchase would not be permitted under the laws of the State of Maryland or if otherwise required in order for us to comply with applicable securities laws or regulations.

We will notify you if we cannot repurchase your shares for any reason. In such case, you will be given the opportunity to ask that we repurchase the shares at such time, if any, as there are sufficient funds or the reason for our inability to repurchase no longer exists. If you make such a request, we will retain the shares you submitted to us and we will repurchase those shares ahead of any subsequently received request for repurchase. If you do not make such request by the date that we specify, your request will be cancelled and the Shares will be returned to you.

Q. How much will the Company pay per share?

A. The repurchase price will be based on the value of the Company's net assets or fixed pricing schedule, as determined by the Trustees' business judgment based on the Company's book value, operations to date and general market and economic conditions and will not, in any event, exceed any current public offering price. Presently, that price is $20.00. In the event we change the repurchase price, we will send a letter to shareholders informing them of the change, and will disclose the change in quarterly reports filed with the Commission on Form 10-Q.

Q. Will I continue to receive distributions after tendering my shares for repurchase?

A. Yes. You will continue to receive distributions through the end of the month preceding the date that we actually repurchase your shares.

Q. When will United Mortgage Trust pay for repurchased shares?

A. On a monthly basis when cash from our Dividend Reinvestment Plan or our credit line is available.

Q. Are there any shares you will not repurchase?

A. We will not repurchase any shares that have been owned for less than one year. In addition, we will not purchase any shares that are held by a shareholder who bought them from someone other than the Company.

Q. How long will the SRP last?

A. The SRP will exist until: (i) at such time as a secondary market-maker quotes a bid and ask price for at least 30 continuous trading days; or (ii) upon the listing of the Shares on a national securities exchange or the inclusion of the Shares for quotation on a national market system. We cannot assure that those conditions will be satisfied. We may also terminate the SRP at any time and we may thereafter adopt a new SRP. We will provide thirty (30) days' advance notice prior to amending, suspending or terminating the Plan except where suspension is required on the advice of counsel in order to comply with applicable disclosure requirements.

Q. What happens to the shares repurchased?

A. Shares we purchase under the SRP will have the status of authorized but unissued shares and will be available for all proper Company purposes. Shares we purchase through the SRP will not be reissued in an amount that would exceed the number of shares registered for the Dividend Reinvestment Plan under this offering, unless they are first registered with the Commission under the Act and under appropriate state securities laws or otherwise issued in compliance with such laws.

Q. Do I have to offer my shares for repurchase under the SRP?

A. No. Shareholders have no obligation to sell their shares to us. The SRP is only intended to provide interim liquidity for shareholders in the absence of a secondary market for the shares. No such market presently exists and we cannot assure that one will develop.

Q. What if I want to purchase shares again after having sold my shares to the Company under the SRP?

A. You may purchase shares under our Dividend Reinvestment Plan provided you meet the suitability requirements and live in a state where the shares are authorized for sale.

Additional Information

We file reports, proxy materials and other information with the Securities and Exchange Commission ("SEC"). You may read and copy these reports and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies by mail from the SEC at prescribed rates from the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the Plan is terminated comprise the incorporated documents:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2005;

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

(c) Our Current Reports on Form 8-K filed on February 14, 2006, February 16, 2006, June 13, 2006, June 20, 2006, June 21, 2006, July 31, 2006, August 2, 2006, August 16, 2006, September 11, 2006 and October 21, 2006.

(d) the description of shares set forth in our Registration Statement on Form 8A-12G filed with the Commission on March 15, 2001.

Upon request, we will provide to you, without charge, a copy of any or all of the documents incorporated by reference in this document other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Please send any requests for copies to: United Mortgage Trust, 1702 N Collins Blvd., Suite 100, Richardson, Texas 75080 , Attn.: Cricket Griffin; (214) 237-9305.

The SEC has assigned file number 333-136107 to the reports and other information that we file with the SEC.

All documents subsequently filed by us pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein. This prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

USE OF PROCEEDS

We cannot determine the number of shares that will ultimately be purchased under the plan, or the prices at which these shares will be purchased. We will use the proceeds from the sale of shares under the plan to continue our purchase of real estate loans and for other general corporate purposes.

PLAN OF DISTRIBUTION

The shares are being offered pursuant to our Amended and Restated Dividend Reinvestment Plan, which is described in this prospectus. The Plan Administrator will purchase the shares being offered directly from us. We generally pay all fees and expenses incurred in connection with the Plan, including annual administrative fees. Participants will not incur any charges in connection with the purchase of shares or for receipt of current year accounting statements.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Declaration of Trust provides that Trustees and officers shall have the fullest limitation on liability permitted under Maryland law. Pursuant to such statutory provisions, Trustees and officers have no liability for breach of the duty of loyalty, unless such breach of duty results in an improper personal benefit or was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In all situations in which the limitations of liability contained apply, the remedies available to us or our shareholders are limited to equitable remedies, such as injunctive relief or rescission, and do not include the right to recover money damages. The Trustees and other officers are liable to us or to our shareholders only (i) to the extent the Trustee or officer actually received an improper benefit or profit in money, property or services, in which case any such liability shall not exceed the amount of the benefit or profit in money, property or services actually received; or (ii) to the extent that a judgment or other final adjudication adverse to such Trustee or officer is entered in a proceeding based on a finding in the proceeding that such Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS

The consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 have been incorporated by reference herein in reliance on the report of Whitley Penn LLP, independent registered public accounting firm, given upon the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

Legal matters in connection with the validity of the shares offered hereby will be passed on for us by Venable, LLP, Baltimore, Maryland. The opinion described under the discussion of the tax consequences of participation in the Plan is being rendered by Butzel Long, Detroit, Michigan.

Please read carefully. This is not a proxy.

UNITED MORTGAGE TRUST
Enrollment Card for Dividend Reinvestment Plan

1. [ ] FULL DIVIDEND REINVESTMENT
Please apply dividends on all United Mortgage Trust shares held in my account to the purchase of additional United Mortgage Trust shares.

2. [ ] PARTIAL DIVIDEND REINVESTMENT
Please apply dividend on ________shares of United Mortgage Trust registered in my name to the purchase of additional United Mortgage Trust shares.

Name of Shareholder of Record	Social Security Number

Street Address or PO Box	Shareholder Signature/Date

City, State, Zip	Co-Shareholder Signature/Date